Exhibit (d)(3)

June 6, 2017

Rocket Fuel Inc.

2000 Seaport Boulevard, Suite 400,

Redwood City, CA 94063

Based on the discussions between Sizmek Inc. (“Sizmek”) and its affiliates and Rocket Fuel Inc. (the “Company”) with respect to a possible negotiated acquisition of the Company by Sizmek (the “Transaction”), and in consideration of the resources Sizmek has expended, and will expend, in evaluating and negotiating the terms of the Transaction, Sizmek and the Company agree as set forth below in this letter agreement (this “Agreement”):

1.     Subject to paragraph 2, for a period commencing on June 6, 2017 and ending at 11:59 pm PDT on June 20, 2017 (the “Exclusivity Period”), the Company and its subsidiaries, directors and officers will not (and the Company will not authorize any of its equityholders, employees, agents or representatives (including, without limitation, its investment bankers, attorneys and accountants) to) solicit or knowingly encourage proposals for, or enter into an agreement with respect to, or negotiate with any person or entity with respect to, any Alternative Transaction (as defined below), including, without limitation, by furnishing information or affording access to the properties, books or records of the Company to any person or entity in connection with any Alternative Transaction. For purposes of this Agreement, “Alternative Transaction” means (other than with Sizmek) any (a) reorganization, dissolution or recapitalization of the Company; (b) merger, consolidation or acquisition of the Company; (c) private or public sale of any capital stock or other equity interests of the Company (excluding any (i) grant of options or other stock awards to directors, officers, employees or other service providers, or (ii) exercise of existing options or other securities); (d) issuance of any debt securities of the Company (excluding debt incurred pursuant to the Company’s credit facility in existence as of the date of this Agreement); or (e) sale or licensing of all or any material assets of the Company (other than licensing that occurs in the ordinary course of business).

2.     The Exclusivity Period will be automatically extended to 11:59 pm PDT on June 27, 2017, if, as of the end of the original Exclusivity Period, (a) in the Company’s good faith judgement Sizmek is diligently proceeding with pursuing the Transaction and (b) Sizmek has not completed its customer calls (to the customers agreed to with the Company within one day of the date of this Agreement) or testing of the Company’s DSP.

3.     The Company (a) shall promptly notify Sizmek in writing of any proposal or indication of interest of which it becomes aware during the Exclusivity Period relating to a possible Alternative Transaction and will provide reasonable detail regarding the nature thereof (including, to the extent legally permitted, the terms and identity of the maker thereof). In connection with entering into this Agreement, the Company has ceased and caused to be terminated any and all contacts, discussions and negotiations with third parties regarding any Alternative Transaction.

4.     This Agreement shall be legally binding. Except for this Agreement and the confidentiality agreement between Sizmek (or one of its affiliates) and the Company, no party will have any legal or enforceable obligations with respect to the Transaction itself, unless and until written definitive agreements are negotiated, executed and delivered. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any conflicts of laws principles that might dictate the applicability of the laws of any other jurisdiction. Each of Sizmek and the Company irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court) for any suit, action or other proceeding arising out of this letter agreement; (b) waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in such court; and (c) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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Please indicate the concurrence of the Company with this Agreement by executing arid dating two copies of it in the space provided below and returning one such copy to us at your earliest convenience.

Sincerely,

SIZMEK INC

By:	/s/ Alex Beregovsky
Name:	Alex Beregovsky
Title:	Director

Accepted and agreed as of

the date first set forth

above:

ROCKET FUEL INC.

By:	/s/ E. Randolph Wootton III
Name:	E. Randolph Wootton III
Title:	CEO

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